Exhibit 10.4

ZOETIS
SUPPLEMENTAL SAVINGS PLAN
(As amended and restated effective September 15, 2014)

SECTION 1.        PURPOSE OF THE PLAN.
1.1    Purpose. This Plan is an unfunded plan of deferred compensation known as the “Zoetis Supplemental Savings Plan.” The purpose of this Plan is to provide a means by which an Eligible Employee (i) may elect to defer receipt of a portion of his or her salary and bonus, and (ii) may be credited with certain amounts to be paid by the Company on a deferred basis. For purposes of ERISA, this Plan is intended to be a “top-hat” plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meanings of Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.
1.2    Description of the Plan. This Plan became effective on June 24, 2013, and was amended and restated effective September 15, 2014. The provisions of this Plan shall govern Accounts established under this Plan on and after June 24, 2013 and Transferred Accounts; provided that Transferred Accounts shall be governed by the terms of the Prior Plans as follows:
(i) Grandfathered Amounts of Transferred Accounts of Members who were participants in the Pharmacia Savings Plus+Plan on December 31, 2004 shall be governed by the provisions of the Pharmacia Savings Plus+Plan as amended and restated effective July 1, 2002;
(ii) Grandfathered Amounts of Transferred Accounts of Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan on December 31, 2004 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective February 1, 2002;
(iii) Transferred Accounts of Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan for the period from January 1, 2005 through December 31, 2007 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective January 1, 2012, except to the extent the provisions of such Prior Plan are inconsistent with the administrative practices, policies, election forms and participant communications designed for reasonable good faith compliance with Section 409A during that interim period, which are incorporated therein by reference;
(iv) Transferred Accounts of Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan for the period from January 1, 2008 through June 24, 2013 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective January 1, 2012;
(v) Transferred Accounts of Members who were participants in the Pharmacia Savings Plus+Plan on December 31, 2007 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective January 1, 2012 that are applicable to such accounts (subject, in the case of participants in the Pharmacia Savings Plus+Plan from January 1, 2005 through December 31, 2007, to the administrative practices, policies, election forms and participant communications designed for reasonable good faith compliance with Section 409A during such interim period); and

(vi) Transferred Accounts of Members who were participants in the Wyeth Supplemental Employee Savings Plan prior to June 24, 2013 shall be governed by the provisions of the Wyeth Supplemental Employee Savings Plan.
SECTION 2.        DEFINITIONS.
The following words and phrases as used in this Plan have the following meanings:
2.1    Account. The term “Account” means a Member’s individual account(s) containing amounts credited to the Member (and earnings and losses) under the Plan, and does not include the Member’s Transferred Account.
2.2    Annual Enrollment. The term “Annual Enrollment” means the time period, as determined by the Committee in its sole and absolute discretion, prior to the beginning of a Plan Year, and no later than December 31st of the immediately preceding calendar year, in which Eligible Employees can elect to make Salary Deferrals under the Plan.
2.3    Beneficiary. For all Accounts and Transferred Accounts, the term “Beneficiary” means the beneficiary on file with the Company for a Member’s account(s) under the Plan or, if no effective beneficiary designation is on file, the person or entity who is the Member’s “Beneficiary” under the Qualified Plan. A Member may designate a beneficiary for his or her account(s) under the Plan by properly filing a beneficiary form with the Committee in accordance with the rules established by the Committee.
2.4    Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.
2.5    Bonus Compensation. The term “Bonus Compensation” means bonus compensation earned pursuant to the Zoetis Inc. Annual Incentive Plan (or any successor to such plan, as determined by the Committee).
2.6    Bonus Deferrals. The term “Bonus Deferrals” means the portion of a Member’s Excess Bonus Compensation that the Member elects to defer under the terms of the Plan.
2.7    Code. The term “Code” means the Internal Revenue Service Code of 1986, as amended. Reference to a section of the Code includes the regulations issued thereunder.
2.8    Committee. The term “Committee” means the Zoetis Savings Plan Committee. Any reference to actions or decisions by “the Committee” shall include actions or decisions by any person or entity to whom the Zoetis Savings Plan Committee has delegated a particular function (to the extent such person or entity is acting within the scope of such delegated authority).
2.9    Company. The term “Company” means Zoetis Inc., a Delaware corporation, and any successor corporation.

2.10    Disability. A Member has incurred a “Disability” if the Member has a medically determinable physical or mental impairment that (i) can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (ii) makes the Member unable to perform the material functions of his or her regular occupation (within the meaning of the Zoetis Long Term Disability Plan), and (iii) has resulted in the Member receiving disability benefits under the Zoetis Short Term Disability Policy and/or the Zoetis Long Term Disability Plan for at least three months.
2.11    Discretionary Credit. The term “Discretionary Credit” means an Employer credit to a Member’s Account made pursuant to Section 4.3.
2.12    Eligible Employee. The term “Eligible Employee” means any employee of an Employer who is on the U.S. payroll and is either (a) an employee classified as Global Job Level 140 or above or (b) a member of a select group of management or highly compensated employees of the Company who is designated as an eligible employee by the Committee, and who:
(i) the Committee or the Company determines has, or based on projections of Plan Compensation is expected to have, Plan Compensation in excess of the limitation of Section 401(a)(17) of the Code for the Plan Year in which the eligibility determination is made or the following Plan Year;
(ii) is a participant in the Qualified Plan whose profit sharing contribution to that plan is limited by Section 415 and/or 401(a)(17) of the Code; or
(iii) is designated by the Committee (or, in the case of executive officers of the Company, by the Compensation Committee of the Board of Directors) as eligible to receive a Discretionary Credit.
Notwithstanding the foregoing, an employee who is designated by the Committee as an Eligible Employee under clause (ii) or (iii) is not eligible to make Salary Deferral or Bonus Deferral elections unless he or she is also designated as an Eligible Employee under clause (i).
2.13    Employer. The term “Employer” means the Company and any subsidiary or affiliate of the Company which (i) is a participating employer in the Qualified Plan, or (ii) is designated by the Committee as a participating employer in this Plan.
2.14    Employer Credits. The term “Employer Credits” means the Matching Credits, Profit Sharing Credits, and/or Discretionary Credits described in Sections 4.1, 4.2, and 4.3.
2.15    ERISA    . The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.16    Excess Bonus Compensation. The term “Excess Bonus Compensation” means the portion of Bonus Compensation paid in a Plan Year that exceeds the limitation of Section 401

(a)(17) of the Code for such year, determined at the time of each pay period based on aggregate year-to-date payments of salary, bonus, and other elements of Plan Compensation.
2.17    Excess Regular Earnings. The term “Excess Regular Earnings” means the portion of Regular Earnings paid in a Plan Year that exceeds the limitation of Section 401(a)(17) of the Code for such year, determined at the time of each pay period based on aggregate year-to-date payments of salary, bonus, and other elements of Plan Compensation.
2.18    Excess Sales Incentives. The term “Excess Sales Incentives” means the portion of Sales Incentives paid in a Plan Year that exceeds the limitation of Section 401(a)(17) of the Code for such year, determined at the time of each pay period based on aggregate year-to-date payments of salary, bonus, and other elements of Plan Compensation
2.19    Grandfathered Amounts. The term “Grandfathered Amounts” shall mean (a) the portion of a Member’s Transferred Account that is a “Grandfathered Account” under the Wyeth Supplemental Employee Savings Plan (and as defined therein), and (b) the portion of a Member’s Transferred Account that reflects the amount that was earned and vested prior to 2005 (within the meaning of Section 409A and regulations thereunder) under the Pfizer Nonfunded Deferred Compensation and Savings Plan or the Pharmacia Savings Plus+Plan, and earnings thereon.
2.20    Key Employee    . Through February 28, 2014, the term “Key Employee” means any employee designated as a key employee under the Pfizer Nonfunded Deferred Compensation and Savings Plan. Thereafter, the term “Key Employee” means any employee classified as (i) ZET with a Global Job Level 140 or higher, (ii) ZET-1 with a Global Job Level 110 or higher, or (iii) Global Job Level 120, on the applicable identification date and for the applicable effective date set forth below. The initial identification date shall be February 28th each year beginning 2014 and such list of key employees shall be effective for the twelve (12) month period beginning on the March 1st following the identification date. Effective June 24, 2014, a list of Key Employees shall be determined using the foregoing classification system and an identification date of December 31st each year and such list of Key Employees shall be effective for the twelve (12) month period beginning on the April 1st following the identification date.
2.21    Matching Credit. The term “Matching Credit” means an Employer credit to a Member’s Account made pursuant to Section 4.1 below.
2.22    Member. The term “Member” means (i) an Eligible Employee who has an amount credited to his or her Account, or (ii) any individual who was an employee of an Employer as of June 24, 2013 and who has a Transferred Account.
2.23    Payment Option. The term “Payment Option” means the following forms of payment under which amounts credited to a Member’s Account may be paid upon his or her Separation from Service: (i) single sum payable in the January following the Member’s Separation from Service, or (ii) substantially equal annual installment payments over a period of two (2) to twenty (20) years, as elected by the Member, with the first installment to be paid the January following the Member’s Separation from Service. Where payment of the Account is made in installment payments, each installment shall be a fraction of the value of the Member’s Account as of the applicable valuation date, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time (including the installment payable as of the applicable valuation date).
2.24    Pharmacia Savings Plus+Plan    . The term Pharmacia Savings Plus+Plan means the Pharmacia Savings Plus+Plan, effective July 1, 1999, as subsequently amended and restated effective July 1, 2002, which was merged into the Pfizer Nonfunded Deferred Compensation and Savings Plan effective January 1, 2008.
2.25    Plan. The term “Plan” means this Zoetis Supplemental Savings Plan, as set forth herein and as amended from time to time.
2.26    Plan Compensation. The term “Plan Compensation” shall have the meaning set forth in the Qualified Plan.
2.27    Plan Year. The term “Plan Year” means the calendar year.
2.28    Prior Plan. The term “Prior Plan” means:
(i) with respect to non-Grandfathered Amounts of Transferred Accounts related to the period from January 1, 2005 through June 24, 2013 and attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan (including amounts attributable to the Pharmacia Savings Plus+Plan), the Pfizer Nonfunded Deferred Compensation and Savings Plan, as amended and restated as of January 1, 2012, which is attached hereto as Exhibit A (subject, in the case of participants in such plan or in the Pharmacia Savings Plus+Plan from January 1, 2005 through December 31, 2007, to the administrative practices, policies, election forms and participant communications designed for reasonable good faith compliance with Section 409A during such interim period);
(ii) with respect to Grandfathered Amounts of Transferred Accounts attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective February 1, 2002, which is attached hereto as Exhibit B;
(iii) with respect to Grandfathered Amounts of Transferred Accounts attributable to the Pharmacia Savings Plus+Plan, the Pharmacia Savings Plus+Plan as amended and restated effective July 1, 2002, which is attached hereto as Exhibit C; and
(iv) with respect to Transferred Accounts related to the period prior to June 24, 2013 and attributable to the Wyeth Supplemental Employee Savings Plan, the Wyeth Supplemental Employee Savings Plan, which is attached hereto as Exhibit D.
2.29    Profit Sharing Credit. The term “Profit Sharing Credit” means an Employer credit to a Member’s Account made pursuant to Section 4.2 below.
2.30    Qualified Plan. The term “Qualified Plan” means the Zoetis Savings Plan.

2.31    Regular Earnings. The term “Regular Earnings” means Plan Compensation for a Plan Year, but excluding Bonus Compensation and Sales Incentives.
2.32    Salary Deferrals. The term “Salary Deferrals” means the portion of a Member’s Excess Regular Earnings that the Member elects to defer under the terms of the Plan.
2.33    Sales Incentives. The term “Sales Incentives” means incentive compensation earned pursuant to the Zoetis Inc. Sales Incentive Bonus Plan (or any successor to such plan, as determined by the Committee).
2.34    Sales Incentive Deferrals. The term “Sales Incentive Deferrals” means the portion of a Member’s Excess Sales Incentives that the Member elects to defer under the terms of the Plan.
2.35    Section 409A. The term “Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.
2.36    Separation from Service. The term “Separation from Service” means a “separation from service” (within the meaning of Section 409A) from the Company.

2.37    Special Enrollment. The term “Special Enrollment” means the time period, as determined by the Committee in its sole and absolute discretion, on or before June 30th of the Plan Year with respect to which Bonus Compensation is earned and before the Bonus Compensation has become readily ascertainable (as such term is used for purposes of Section 409A), in which certain Eligible Employees can elect to make deferral elections under the Plan with respect to Excess Bonus Compensation earned in such Plan Year.
2.38    Transferred Account. The term “Transferred Account” means an account in the Plan which was transferred to the Plan from a Prior Plan and which relates to:  (i) non-Grandfathered Amounts related to the period from January 1, 2005 through June 24, 2013 (including, without limitation, all amounts credited to such account with respect to amounts paid through June 24, 2013 pursuant to the Employee’s deferral election with Pfizer) and attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, including the portions of such account applicable to the Pharmacia Savings Plus+Plan, (ii) Grandfathered Amounts attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, (iii) Grandfathered Amounts attributable to the Pharmacia Savings Plus+Plan, and (iv) amounts attributable to the Wyeth Supplemental Employee Savings Plan related to the period prior to June 24, 2013 (including, without limitation, all amounts credited to such account with respect to amounts paid in 2013 through such date and deferred into such account pursuant to the Employee’s deferral election with Pfizer).
2.39    Wyeth Supplemental Employee Savings Plan. The term “Wyeth Supplemental Employee Savings Plan” means the Wyeth Supplemental Employee Savings Plan as amended and restated effective January 1, 2005 and as further amended pursuant to the First Amendment effective January 25, 2009, Second Amendment effective September 17, 2009, Third Amendment effective January 1, 2011 and Fourth Amendment effective January 1, 2012.
SECTION 3.        SALARY AND BONUS DEFERRAL ELECTIONS.
3.1    Annual Enrollment Election.
(a)    Salary Deferrals. During Annual Enrollment, an Eligible Employee may elect to defer a percentage of his or her Excess Regular Earnings to be earned in the following Plan Year. Such deferral election must be stated as a whole percentage from 1% to 30% (or such lesser maximum percentage as may be established by the Committee for the Plan Year) and must comply with the timing and other rules and procedures established by the Committee. Any such election shall continue in effect for subsequent Plan Years until amended or cancelled pursuant to Section 3.4 below.
(b)    Bonus Deferrals. During Annual Enrollment, an Eligible Employee who is not eligible to make a Special Enrollment election may elect to defer a percentage of his or her Excess Bonus Compensation to be earned in the following Plan Year and paid in the subsequent Plan Year (for example, an election would be made in 2014 for a bonus to be earned during 2015 and paid in 2016). Such deferral election must be stated as a whole percentage from 1% to 30% (or such lesser maximum percentage as may be established by the Committee for the Plan Year), which may be a different percentage from that elected for Salary Deferrals, and must comply with the timing and other rules and procedures established by the Committee. Any such election shall continue in effect for subsequent Plan Years until amended or cancelled pursuant to Section 3.4 below or until the employee becomes eligible to make a Special Enrollment election.
(c)    Sales Incentive Deferrals. The percentage of Excess Regular Earnings elected by a Member as Salary Deferrals with respect to amounts earned in any Plan Year shall also apply to the Member’s Excess Sales Incentives that are earned in such Plan Year. For avoidance of doubt, Excess Sales Incentives which are earned in one Plan Year but paid in the following Plan Year shall be deferred in accordance with the deferral election made in the Plan Year prior to the Plan Year in which they were earned (for example, the election made in 2014 would be applied to any Excess Sales Incentives earned with respect to the fourth quarter of 2015, which are paid in 2016).
(d)    Elections for 2013. Notwithstanding the foregoing provisions of Section 3.1, deferral elections made under the Pfizer Nonfunded Deferred Compensation and Savings Plan with respect to amounts earned in calendar year 2013 shall apply for purposes of Salary Deferrals and Bonus Deferrals under this Plan for the 2013 Plan Year (including bonus paid in 2014).
3.2    Special Enrollment Election. During Special Enrollment, an Eligible Employee who is in Global Job Level 140 for a Plan Year (or in such other category of employees as may be designated by the Committee in its discretion) may elect to defer a percentage of his or her Excess Bonus Compensation earned in such Plan Year (to be paid in the following Plan Year). Such deferral election must be stated as a whole percentage of Excess Bonus Compensation, which may range from 1% to 90% of Excess Bonus Compensation in the case of employees in Global Job Level 140, and from 1% to 30% of Excess Bonus Compensation in the case of all other employees, in each case subject to such lesser maximum percentage as may be established by the Committee for the Plan Year. The percentage elected may be different from the employee’s Salary Deferral election, and must comply with the timing and other rules and procedures established by the Committee. Any such election shall continue in effect for subsequent Plan Years until amended or cancelled pursuant to Section 3.4 below. Notwithstanding the foregoing, a Special Enrollment election may not be made unless the employee’s Bonus Compensation satisfies the definition of “performance-based compensation” (as defined for purposes of Section 409A), and may not be made with respect to any amount of Bonus Compensation which is “readily ascertainable” (as such term is used for purposes of Section 409A) at the time that the Special Enrollment deferral election is made.
3.3    Mid-Year Eligibility. Notwithstanding Section 3.1 or 3.2, an Eligible Employee who first becomes eligible to make deferral elections under Plan after the first day of the Plan Year (and who has not previously been eligible to participate with respect to Profit Sharing Credits or Discretionary Credits) may elect to make Salary Deferrals and Bonus Deferrals with respect to amounts earned in such Plan Year by submitting an election to do so, in accordance with any rules, forms or procedures established by the Committee, within 30 days after first becoming eligible to participate in the Plan. Any such election shall be made in a percentage specified in accordance with Section 3.1 and/or 3.2, as applicable, and shall apply only with respect to (i) Excess Regular Earnings for services performed after such election, (ii) Excess Sales Incentives earned with respect to services performed beginning with the calendar quarter which begins after such election, and (iii) the lesser of (x) the portion of the employee’s Bonus Compensation paid for services performed after the election (which shall be determined as an amount equal to the total amount of the employee’s Bonus Compensation for the performance period to which the election relates multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period) and (y) the employee’s Excess Bonus Compensation earned for such Plan Year. Any such election shall continue in effect for subsequent Plan Years until amended or cancelled pursuant to Section 3.4 below. For the avoidance of doubt, an Eligible Employee who leaves the Company for a period of time and subsequently rejoins the Company shall not be eligible for mid-year enrollment under this section 3.3.
3.4    Amendment or Cancellation of Election. A Member may not change his or her deferral election with respect to a Plan Year during that Plan Year, but may change or cancel his or her deferral election for subsequent Plan Years during any Annual Enrollment or Special Enrollment, as applicable. Notwithstanding the preceding sentence and the Member’s deferral election, the Member’s deferral election for a Plan Year will be automatically cancelled if he or she receives a hardship withdrawal under the Qualified Plan, incurs a Disability, or obtains a distribution on account of an unforeseeable emergency (which distribution is only available to certain Transferred Accounts) during a Plan Year. In the event of any such cancellation, the Member may make a new deferral election at the next Annual Enrollment or Special Enrollment, as applicable, subject to any restrictions required by law.

3.5    Vesting. The portion of a Member’s Account attributable to Salary Deferrals, Bonus Deferrals, and Sales Incentive Deferrals shall be fully vested at all times.
SECTION 4.        EMPLOYER CREDITS.
4.1    Matching Credits. Matching Credits for a payroll period will be credited to a Member’s Account on a dollar-for-dollar basis equal to the amount of the Member’s Salary Deferrals, Bonus Deferrals, and Sales Incentive Deferrals credited to his or her Account for such payroll period as a result of elections made pursuant to Section 3, but not to exceed 5% of the Member’s Plan Compensation for such payroll period, subject to the following: (i) no Matching Credits shall be credited with respect to deferrals in excess of 30% of a Member’s Excess Regular Earnings, 30% of his or her Excess Bonus Compensation, and 30% of his or her Excess Sales Incentives, (ii) the dollar-for-dollar matching level and 5% matching limit referred to above shall be reduced to such lesser amounts as may be established by the Committee for a Plan Year prior to the Annual Enrollment for such Plan Year, and (iii) if the Qualified Plan is amended to reduce the matching formula, the dollar-for-dollar matching level and 5% matching limit referred to above shall be reduced so as not to exceed the maximum formula for matching contributions with respect to elective deferrals and after-tax contributions under the Qualified Plan. Matching Credits shall be credited at the same time as, or as soon as practicable after, the corresponding matching contributions are made under the Qualified Plan.
4.2    Profit Sharing Credits. Profit Sharing Credits for a Plan Year shall be credited to the Account of any Eligible Employee who was eligible to receive a profit sharing contribution under the Qualified Plan for such Plan Year but whose profit sharing contribution under the Qualified Plan for such Plan Year was limited by Section 401(a)(17) and/or Section 415 of the Code. The amount of Profit Sharing Credits for any Plan Year shall be equal to the amount that was unable to be contributed to the Qualified Plan for such Eligible Employee by reason of the foregoing Code Sections. Such Profit Sharing Credits shall be credited at the same time, or as soon as practicable after, the corresponding profit sharing contributions are made under the Qualified Plan. An Eligible Employee’s right to receive Profit Sharing Credits under this Section 4.2 is not affected by such employee’s ineligibility or failure to make elective deferrals under Section 3.
4.3    Discretionary Credits. Discretionary Credits shall be credited to the Account of an Eligible Employee at such time and in such amount as may be determined by the Company or the Committee (or, in the case of executive officers of the Company, by the Compensation Committee of the Board of Directors) in its sole discretion.

4.4    Vesting. Matching Credits and Profit Sharing Credits shall vest at the same rate, and subject to the same rules, as the corresponding matching contributions and profit sharing contributions made under the Qualified Plan for the same period. Discretionary Credits shall vest at such time and subject to such conditions as determined by the Company or the Committee at the time of crediting. Transferred Accounts shall be fully vested at all times.
4.5    Forfeiture of Nonvested Contributions. The nonvested portion of a Member’s Account attributable to Matching Credits, Profit Sharing Credits and Discretionary Credits shall be forfeited immediately upon the Member’s Separation from Service.
SECTION 5.        INDIVIDUAL ACCOUNT.
5.1    Creation of Accounts. The Company will maintain an Account and/or a Transferred Account under the Plan in the name of each Member, as applicable. Each such Account and/or Transferred Account may, in the discretion of the Committee, be divided into two or more subaccounts. Each Member’s Account will be credited with the amount of the Member’s Salary Deferrals, Bonus Deferrals, Sales Incentive Deferrals, Matching Credits, Profit Sharing Credits, and Discretionary Credits, and will be adjusted for earnings and losses thereon based on the applicable investments elected or deemed elected pursuant to Section 5.4. Each Member’s Transferred Account will be adjusted for earnings and losses thereon based on the applicable investments elected or deemed elected pursuant to Section 5.4. Each Member’s Account or Transferred Account will be debited with the amount of each payment made with respect to such Account or Transferred Account.
5.2    Payment Option Elections.
(a)     Regular Payment Option Elections. A Member’s Payment Option election in effect for 2013 deferrals under the Pfizer Nonfunded Deferred Compensation and Savings Plan as of June 23, 2013 shall constitute the Member’s Payment Option election under this Plan. A Member who was not a participant in the Pfizer Nonfunded Deferred Compensation and Savings Plan as of June 23, 2013 may make a Payment Option election under this Plan at the time the Member first elects to make Salary Deferrals or Bonus Deferrals under the Plan. Such election shall be made from the forms of payment set forth in Section 2.23 in accordance with any rules, forms, or procedures established by the Committee in its sole and absolute discretion, and shall apply to all amounts subsequently credited to the Member’s Account unless the Plan or the Committee provides otherwise.
(b)    Deemed Payment Option. A Member who did not make a timely Payment Option election pursuant to Section 5.2(a) shall be deemed to have made a Payment Option election to receive all amounts credited to the Member’s Account in a single lump sum payment in the January after his or her Separation from Service, unless the Plan or the Committee provides otherwise.
(c)     Special Payment Option for Certain Profit Sharing and Discretionary Credits. Notwithstanding a Member’s Payment Option election:

(i) Initial Credits. If a Member who has not previously made a Payment Option election with respect to the Plan receives a Profit Sharing Credit with respect to the immediately preceding Plan Year or receives a Discretionary Credit, (x) the initial Profit Sharing Credit or Discretionary Credit and any other Profit Sharing Credits and Discretionary Credits made to such Member’s Account in the Plan Year in which the initial Credit is made or in the following Plan Year shall be paid in a single lump sum in the January after the Member’s Separation from Service, and (y) such Member may make a Payment Option election during the Annual Enrollment (or, if applicable, Special Enrollment) period immediately following the initial Credit, which shall apply for all amounts subsequently credited to the Member’s Account other than those referred to in clause (x).
(ii) Final Credits. If a Member’s Account is credited with a Profit Sharing Credit or Discretionary Credit after the Member’s Separation from Service and the Credit is made after the Member’s entire Account balance has been distributed, the amount of such Profit Sharing Credit or Discretionary Credit shall be distributed to the Member in a lump sum as soon as practicable after it is credited to the Account (and in no event later than the end of the calendar year in which it is credited to the Account). However, if such Profit Sharing Credit or Discretionary Credit is made after the Member’s Separation from Service but before the Member’s entire Account balance has been distributed, the Payment Option elected (or deemed elected) by the Member shall apply to the Account balance including the Profit Sharing Credit or or Discretionary Credit made after the Member’s Separation from Service.
(d)     Payment Option Elections for Transferred Accounts. Distribution provisions applicable to any Transferred Account shall be binding and shall continue in effect pursuant to the terms of the applicable Prior Plan unless changed (if permitted) in accordance with the terms of the applicable Prior Plan.
(e)     Payment Option Elections for Rehires. A Member who leaves the Company for a period of time and subsequently rejoins the Company will be permitted to make a new Payment Option election under the Plan with respect to amounts credited to the Member’s Account after the Member rejoined the Company, which may be different than the Payment Option election the Member made for amounts credited to the Member’s Account before the termination of employment.
(f)    Payment upon Specified Events. Notwithstanding any Payment Option elected (or deemed elected) by the Member, upon the occurrence of any event or circumstance set forth in Section 6, the distribution of the Member’s Account shall be governed by the applicable provision of Section 6.
5.3    Subsequent Payment Option Elections.
(a)     Member Accounts. A Member may make one or more subsequent elections to change the Payment Option for his or her Account, provided that any such election shall be effective only if the following conditions are satisfied:

(i)    The new election may not take effect for at least twelve (12) months after the date of filing the election;

(ii)    The election must be made at least twelve (12) months before payments would have otherwise begun;

(iii)    A distribution may not be made earlier than at least five (5) years from the date the distribution (or, with respect to installments, the first scheduled installment) would have otherwise been made;

(iv)    No election may be made if a Member has elected to receive his or her distribution (or portion thereof) in installments and such installment distributions have begun; and

(v)    The new election shall apply to the Member’s entire Account.

(b)    Transferred Accounts. Distribution elections made (or deemed made) with respect to a Transferred Account may be changed only to the extent provided by, and in accordance with, the terms of the applicable Prior Plan.

5.4    Investments. Amounts credited to any Account as Salary Deferrals, Bonus Deferrals, or Sales Incentive Deferrals shall be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in (i) Company common stock (the “notional stock fund”), or (ii) any other investment that the Committee makes available under the Plan (together, the “Plan Investments”), as elected by the Member pursuant to rules established by the Committee. Amounts credited to any Account as Matching Credits, Profit Sharing Credits, or Discretionary Credits shall initially be deemed invested in Company common stock and shall be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in such Company common stock. The Committee may establish rules as it deems necessary or appropriate, in its sole discretion, that shall apply for purposes of determining the value of the deemed investments and the timing, frequency and permissibility of transfers from one Plan Investment to another of any amounts credited to any Account or Transferred Account. Distributions and withdrawals from the Plan shall be valued as of the distribution date except as otherwise provided by the Committee.
5.5    Unfunded Plan. No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust.
5.6    Section 16 Insiders. Members subject to Section 16 of the Securities Exchange Act of 1934 shall be subject to such additional rules as may be required by the Company or the Committee for the purpose of compliance with applicable securities laws.

SECTION 6.        DISTRIBUTION OF ACCOUNTS.
6.1    Distribution of Benefits. Distribution of a Member’s Transferred Accounts shall be made in cash in United States currency and shall be paid in accordance with the applicable distribution provisions of the Prior Plans. Except as otherwise provided in this Section 6, a Member shall be paid the balance of his or her Account following his or her Separation from Service in cash in United States currency and in accordance with the Payment Option or Payment Options elected (or deemed elected) by the Member as permitted under the Plan.
6.2.    Taxes/Withholding. Amounts payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes, foreign taxes, or other taxes or deductions which are required to be withheld from such payments by applicable laws and regulations. An Employer may withhold any taxes or other deductions required by applicable laws and regulations with respect to any deferral, accrual or amount payable under this Plan from other compensation of the Member in the year in which such tax liability or other required deduction accrues or, if permitted by applicable laws and regulations, in the year following the year in which such tax liability or other required deduction accrues. Without limiting the foregoing, if all or part of an Account becomes subject to FICA tax or any state, local or foreign tax that applies to an amount deferred under the Plan before such amount is otherwise payable under the Plan, the Company may reduce the Member’s Account balance and distribute to the Member the amount necessary to pay such tax, together with any amounts required to be withheld for income tax under Code Section 3401 or under a corresponding state, local or foreign income tax provision with respect to such distribution. If a portion of the Member’s Account balance is includible in income under Section 409A, such portion shall be promptly distributed to the Member.
6.3    Delay for Key Employees. Notwithstanding the Payment Option elected (or deemed elected) by a Member or any provision of the Plan to the contrary, distributions (other than distributions of Grandfathered Amounts in Transferred Accounts) may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the January following the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the day that is six (6) months following the Member’s Separation from Service (or, if earlier, the January following the Member’s death).
6.4    Mandatory Cashouts. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if the value of the Member’s Account, Transferred Account and all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated, along with the Member’s Account and/or Transferred Account, as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2) is $10,000 or less as of the last business day of the calendar year of the Member’s Separation from Service, the Member’s Account and Transferred Account (other than any Grandfathered Amounts which are not subject to a mandatory cashout) shall be paid in a lump sum in the January following the Member’s Separation from Service.

Grandfathered Amounts which are not subject to a mandatory cashout shall be distributed in accordance with the provisions of the Prior Plan applicable to such amounts.
6.5    Disability. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if a Member incurs a Disability before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member has been determined to have incurred a Disability.

6.6    Distributions upon Death. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if a Member dies before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member’s death occurs.

6.7    Permitted Delays. Notwithstanding the foregoing, to the extent permitted by applicable laws and regulations, including Section 409A, any payment on account of a Member under the Plan shall be delayed upon the Committee’s reasonable anticipation that (i) the making of the payment would violate federal securities laws or other applicable law, or (ii) the Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m).

SECTION 7.        NATURE OF INTEREST OF MEMBER    .
7.1    General. Participation in this Plan will not create, in favor of any Member, any rights or lien in or against any of the assets of any Employer, and all amounts of Excess Regular Earnings, Excess Bonus Compensation, Excess Savings Incentives, and Employer Credits deferred hereunder and any other amounts allocated to any Account or Transferred Account shall at all times remain an unrestricted asset of the Employer. A Member’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Member or any person, and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Member.
SECTION 8.        ADMINISTRATION    .
8.1    Committee. This Plan will be administered by the Committee.
8.2    Powers of the Committee. The Committee’s powers under this Plan shall include, but are not limited to, the power to:
(a)    determine who are Eligible Employees for purposes of participation in the Plan;

(b)    interpret the terms and provisions of the Plan and the Prior Plans and to determine any and all questions arising under the Plan or Prior Plans, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
(c)    determine the notional investments available under the Plan;
(d)    review and decide claims for benefits under the Plan and to decide appeals of such decisions;
(e)    adopt rules (including forms of deferral election and Payment Option election) consistent with the Plan or the Prior Plans and generally to administer the Plan; and
(f)     delegate any of its powers under the Plan to any person or entity, including one or more employees of the Company.
8.3    Claims Procedure. Any request by a Member or any other person for any benefit alleged to be due under the Plan shall be known as a “Claim” and the Member or other person making a Claim, or the authorized representative of either, shall be known as a “Claimant.” The Committee has sole discretion to determine whether a communication from an individual shall be a Claim for purposes of this Section 8.3 and Section 8.4. The Committee shall have full authority to interpret and apply, in their discretion, the provisions of the Plan. The decisions of the Committee shall be final and binding upon any and all Claimants, including, but not limited to, Members and their Beneficiaries, and any other individuals making a Claim or requesting review of a Claim through or under them, and shall be afforded the maximum deference permitted by law. A Member may not maintain a court action over a disputed claim until he or she has exhausted the Plan’s claims procedures.
(a)    In General. A Claimant may submit a written application to the Committee for payment of any benefit that he or she believes may be due him or her under the Plan, in accordance with Plan procedures. Such application shall include a general description of the benefit which the Claimant believes is due, the reasons the Claimant believes such benefit is due and any information as the Committee may reasonably request. The Committee will process the Claimant’s application within ninety (90) days of the receipt of the Claim by the Committee unless special circumstances require an extension of time for processing the Claim. In such event, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period but in no event shall the extension exceed a period of ninety (90) days from the end of such initial period. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the final decision. If the Committee has not determined the Claimant’s eligibility for a Plan benefit (and the amount of such benefit, if at issue) within this ninety (90) day period (one hundred eighty (180) day period if circumstances require an extension of time), the Claim is deemed denied. A Claim is considered approved only if such approval is memorialized by the Committee in writing.

If a Claim is denied in whole or in part, the notice of denial shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, (iv) an explanation of the Plan’s claim review procedure, and (v) an explanation that, if an adverse determination is made on review, the Claimant may have a right to bring civil action under Section 502(a) of ERISA. Within sixty (60) days of the receipt of a notice of denial of a Claim in whole or in part or a deemed denial, a Claimant (i) may request a review upon written application to the Committee, (ii) may review documents pertinent to the Claim, and (iii) may submit issues and comments in writing to the Committee. If a Claimant fails to file a request for review within 60 days of receipt of a notice of denial, the Claim will be deemed abandoned and the Claimant precluded from reasserting it. The Claimant shall be provided upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s Claim for benefits.
The Committee will review a Claim for which a request for review has been made and render a decision not later than sixty (60) days after receipt of a request for review; provided, however, that if special circumstances require extension of a time for processing, a decision shall be rendered no later than one hundred and twenty (120) days after receipt of the request for review. Written notice of any such extension shall be furnished to the Claimant within sixty (60) days after receipt of request for review. The Committee’s decision shall be in writing and shall set forth (i) the specific reason or reasons for the denial on review, (ii) specific reference to the pertinent Plan provisions on which the denial on review is based, (iii) an explanation that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Claim for benefits, and (iv) an explanation that if an adverse determination is made on review, the Claimant may have the right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the applicable time, the Claim shall be deemed denied on review.

(b)    Claims Based on an Independent Determination of Disability. Notwithstanding the provisions of Section 8.3(a), with respect to a Claim under this Plan based on Disability, the Committee shall furnish to the Claimant written notice of the disposition of a Claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Committee require an extension of time for processing the Claim, the Committee shall furnish written notice of the extension to the Claimant prior to the end of the initial 45-day period, and such extension shall not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Committee require an additional extension of time for processing the Claim, the Committee shall furnish written notice of the second extension to the Claimant prior to the end of the initial 30-day extension period, and such extension shall not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection (b) shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Claim, the additional information needed to resolve those issues, and that the Claimant has at least 45 days within which to provide the specified information. In the event the Claim is denied, the notice of the disposition of the Claim shall provide (i) the specific reasons for the denial, (ii) cites of the pertinent provisions of the Plan, (iii) an explanation as to how the Claimant can perfect the Claim and/or submit the Claim for review (where appropriate), and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
With respect to an appeal of a denial of benefits under the Plan based on Disability, the Claimant, or his or her duly authorized representative, may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The form containing the request for review, together with a written statement of the Claimant’s position, must be filed with the Committee no later than 180 days after receipt of the written notification of denial of a Claim provided for in the paragraph above. The Committee’s decision shall be made within 45 days following the filing of the request for review and shall be communicated in writing to the Claimant; provided, if special circumstances require an extension of time for processing the appeal, the Committee shall furnish written notice to the Claimant prior to the end of the initial 45-day period, and such an extension shall not exceed one additional 45-day period. The Committee’s review shall not afford deference to the initial adverse benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision shall (i) explain the reason or reasons for denial, (ii) indicate the provisions of the Plan or other documents used to arrive at the decision, (iii) state that the Claimant may receive on request copies of all relevant records for free, (iv) describe the Plan’s voluntary appeals procedures (if any), (v) state the Claimant’s right to bring a civil action under ERISA Section 502(a), and (vi) identify all medical or vocational experts whose advice was obtained by the Committee in connection with a Claimant’s adverse benefit determination.

8.4    Limitation on Period for Filing Claims. No Claim for benefits based upon a claim that contributions were not properly made under this Plan shall be approved under this Plan, and no action may be brought for benefits under this Plan pursuant to the denial of such a Claim pursuant to Section 8.3 of this Plan, unless such Claim for benefits is duly filed under Section 8.3 of this Plan no later than the last day of the second Plan Year beginning after the Plan Year in which the Claim alleges that the contributions should have been credited.
8.5    Indemnification of Committee. The Company shall indemnify and hold harmless each member of the Committee and any employee of the Company or an Employer to whom the Committee has delegated its responsibilities under the Plan against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to the Plan, except when due to gross negligence or willful misconduct.
SECTION 9.        NO EMPLOYMENT RIGHTS.
No provisions of the Plan or any action taken by the Company, the Board of Directors, the Committee, or any of their properly authorized representatives shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Member is specifically reserved.
SECTION 10.    AMENDMENT, SUSPENSION, AND TERMINATION.
The Board of Directors or its authorized designee shall have the right to amend, suspend, or terminate the Plan at any time, except that the Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations. No amendment, suspension or termination shall, without the consent of a Member, adversely affect the amount of the Member’s benefits in his or her Account or Transferred Account as of the date of such amendment, suspension or termination.

Upon suspension of the Plan, no further deferrals under the Plan shall be permitted; however, earnings, gains and losses shall continue to be credited to Account and Transferred Account balances in accordance with the Plan and the Prior Plans, as applicable, until the Account and Transferred Account balances are fully distributed.

Upon termination of the Plan, distribution of the balances in Accounts and Transferred Accounts shall be made to Members and Beneficiaries in the manner and at the time determined by the Board of Directors or its designee in accordance with the requirements of Section 409A. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions of the Plan until all Members’ benefits have been paid in full.

Notwithstanding the foregoing, no amendment of the Plan shall apply to Grandfathered Amounts in Transferred Accounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to Grandfathered Amounts in Transferred Accounts.

SECTION 11.    PROVISIONS GOVERNED BY CODE SECTION 409A.
Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Section 409A. Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Committee if, and to the extent deemed necessary or advisable, to comply with Section 409A. Nothing in this Section shall be construed as an admission that any of the benefits payable under this Plan (or any predecessor plan) constitutes “deferred compensation” subject to the provisions of Section 409A.

SECTION 12.    MISCELLANEOUS

12.1    Unsecured General Creditor. The Accounts and Transferred Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts or Transferred Accounts. Members and their Beneficiaries, heirs, successors and assigns shall have no rights under the Plan that are greater than the rights of an unsecured general creditor of the Company.
12.2    Responsibility for Legal Effect. Neither the Committee nor the Company make any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan.
12.3    Other Compensation Plans. The adoption of the Plan will not affect any other incentive or other compensation plan in effect for the Company, nor will the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.
12.4    Furnishing Information. By participating in the Plan, a Member agrees that he or she and his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and will take such other actions as may reasonably be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.
12.5    Data Privacy. By participating in the Plan, a Member explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Member's personal data by and among, as applicable, the Company, the Employers, and any third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan for the exclusive purpose of implementing, administering and managing the Member's participation in the Plan. Each Member understands that refusal or withdrawal of consent may affect the Member’s ability to participate in the Plan. Each Member understands that the Company, the Employers, and any third party assisting the Company in administering the Plan or providing recordkeeping services for the

Plan may hold certain personal information about the Member, including, but not limited to, the Member’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of the Member’s compensation, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Each Member understands that Personal Data may be transferred to any affiliates or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Member’s country (if different from the United States), or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Member’s country.
12.6    Captions. The captions of the sections and paragraphs of the Plan are for convenience only and, in the event of any conflict between the text of the Plan and such captions, the text of the Plan shall control.

12.7    Governing Law; Consent to Jurisdiction. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of Delaware without regard to its conflicts of laws principles. Any dispute arising out of participation in the Plan may be resolved in any state or federal court located within the State of New Jersey. By participating in the Plan, a Member accepts such venue and submits to the personal jurisdiction of any such court. Similarly, the Company accepts such venue and submits to such jurisdiction.

12.8    Notice. Except as otherwise required by rule or procedure established by the Committee or by notice to Members, any notice or filing required or permitted to be given to the Committee under this Plan shall be in writing and may be hand-delivered, sent by registered or certified mail, or sent by facsimile or email to the address below:

Zoetis Inc.
100 Campus Drive
Florham Park, New Jersey 07932
Attention: Executive Vice President and Chief Human Resources Officer

Fax:     973-822-7000
Email:    ZoetisCompensation@Zoetis.com

Such notice shall not be effective until actual receipt by the Committee.

Any notice or filing required or permitted to be given to a Member or Beneficiary under this Plan shall be in writing and may be hand-delivered, sent by mail (including first class mail), or sent by facsimile or email, to the address of the Member or Beneficiary as set forth in the records of the Company or the Plan.

12.9    Consent to Electronic Delivery. In lieu of receiving documents in paper format, by making a deferral election under the Plan, a Member will be deemed to have consented, to the fullest extent permitted by law, to electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, plan descriptions, account statements, notifications, and all other forms or communications) in connection with the Plan. Electronic delivery of a document to the Member may be via a Company e-mail system or by reference to a location on an Internet site to which the Member has access.

12.10    Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Plan and all rights of each Member hereunder shall inure to the benefit of and be enforceable by the Member’s Beneficiary, personal or legal representatives, or estate, to the extent any such person succeeds to the Member’s interests under the Plan.
12.11    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Member who has predeceased the Member shall automatically pass to the Member and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
12.12    Validity; No Waiver.      In the event that any provisions of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. The failure of the Company or any Member to insist upon strict compliance with any provisions of, or to assert any right under, this Plan shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Plan.
12.13    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Member or the Member’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.